Exhibit 99.1

CONTACT: Matthew Cummings
814.870.2150 | matthew.cummings@erieinsurance.com

FOR IMMEDIATE RELEASE

Tim NeCastro to retire as president and CEO of Erie Insurance
CEO search to begin immediately as NeCastro plans retirement at end of 2026

ERIE, Pa., Feb. 20, 2026 — Erie Insurance (Nasdaq: ERIE) today announced that Tim NeCastro will retire as president and chief executive officer on Dec. 31, 2026, concluding a 30-year career with the company, including 10 years as CEO.

NeCastro, who was named CEO in 2016, led the company through a period of significant growth. During his tenure, Erie Insurance grew to nearly $13 billion in premium and more than 7 million policies in force while maintaining strong financial performance and its long-standing commitment to service.

“Tim has led the organization with extraordinary kindness and humility,” said Tom Hagen, chairman of the board. “He has been a consistent model for The ERIE’s values — always putting people and service first. This is more than just a leadership transition — it marks the closing of a defining chapter in our company’s story.”

NeCastro joined Erie Insurance in 1996 and held senior leadership roles in internal audit, finance, product and policy services, and regional field operations. In 2014, he led the company’s expansion into Kentucky, marking Erie Insurance’s entry into its 12th state.

As CEO, NeCastro guided the organization through several significant milestones, including celebrating the company’s 100th anniversary in 2025. His leadership emphasized care for employees, agents and customers while reinforcing ERIE’s values and promise of service.

An Erie native, NeCastro has also been active in community and economic development efforts in the company’s hometown. He is the founding board president of the Erie Downtown Development Corp., which has supported investment and revitalization in downtown Erie. He has also served in leadership and advisory roles with civic, philanthropic and industry organizations at the local, state and national levels.

“Erie Insurance has shaped not only my career, but my life,” NeCastro said. “I’ve been fortunate to work alongside people who care deeply about one another, about our customers and about the communities we serve. While this chapter is coming to a close, my commitment to ERIE and to this community isn’t ending. I’m grateful for the opportunity to continue serving in a new way and to stay connected to the place and people that mean so much to me.”

Following his retirement as CEO, NeCastro will continue to serve the company and community as president of the Erie Insurance Foundation, a private charitable foundation established to support long-term charitable giving and community impact aligned with ERIE’s values.

The board of directors will immediately begin the process to identify a successor. NeCastro will remain in his role through the end of the year, ensuring continuity throughout the search and transition.

“The timeline surrounding Tim’s decision provides the board with the opportunity to ensure a thoughtful and seamless leadership transition,” Hagen said. “Just as importantly, it enables us to remain fully focused on protecting and serving our customers and supporting our agents and employees.”

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About Erie Insurance
Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer, 12th largest automobile insurer and 10th largest commercial lines insurer in the United States based on direct premiums written, according to AM Best Company. Founded in 1925, Erie Insurance is a Fortune 500 company and the 16th largest property/casualty insurer in the United States based on net premiums written. Rated A (Excellent) by AM Best, ERIE has more than 7 million policies in force and operates in 12 states and the District of Columbia. News releases and more information are available on ERIE’s website at www.erieinsurance.com